Securities and Exchange Commission
Nov 3, 2020

File No 024-11328
Decontaminate Inc

In response to your letter dated October 19, 2020, responses to your comments are listed below and corresponding files were uploaded through the Edgar system.

Cover Page
1.	 Disclosures were updated on the front cover of our offering circular as well as revised second and third pages.
2.	Cover page was revised to include required information.
Summary of Company Information
3.	Incorporation date was corrected
4.	?No regulatory agencies were requested to comment on our
applications nor do we know of any who would comment on
Artificial Intelligence applications.
5.	Use of proceeds were updated on page 44
6.	Revised to $20,000,000
7.	Exhibits uploaded to Edgar
8.	Management updated on page 49
9.	Registration statement reference removed
10.	Offering Statement Signed by CEO, CFO and Director.

Financial Forecasts
11.	Financial forecasts Exhibit A were removed from offering
circular

Management Discussion.
12.	Financial Condition and notes is reflected in the revised
financials.

Offering Statement and Attachments and Exhibits & Exhibits
13.	Accountant has corrected the financials and they are in a
single file.
14.	Accountant has corrected the financials.
15.	Accountant has corrected the financials and added bank
account information.  Keith Louis De Santo completed
research with third parties and is not included in the
financials.
16.	Accountant has corrected the financials
17.	Accountant has corrected the financials
18.	Accountant has corrected the financials
19.	Accountant has corrected the financials

/Keith Louis De Santo/ Director, CEO and CFO
Decontaminate, Inc